UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2008
MEDICAL PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)
Commission File Number 001-32559

Maryland (State or other jurisdiction of incorporation)	20-0191742 (IRS. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL (Address of principal executive offices)	35242 (Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 13, 2008, Medical Properties Trust, Inc. (the “Company”), through its operating partnership, MPT Operating Partnership, L.P., entered into a purchase and sale agreement (the “Agreement”) with HCP, Inc. and certain of its subsidiaries (collectively, the “Seller”) for the acquisition from the Seller of a portfolio of 21 healthcare facilities across 15 states, including seven acute care hospitals, three long-term acute care hospitals, five inpatient rehabilitation hospitals and six wellness centers, for an aggregate purchase price of approximately $371.0 million, subject to customary prorations and adjustments as provided in the Agreement.
The table below sets forth pertinent details with respect to the 21 facilities as of December 31, 2007:

		Number of
		Licensed	Number of
Property	State	Beds	Square Feet
HealthSouth:
HealthSouth Rehabilitation Center	AR	60	56,838
HealthSouth Rehabilitation Hospital of Petersburg	VA	40	41,990
Wesley Rehabilitation Hospital	KS	65	65,000
Sunrise Rehabilitation Hospital	FL	126	94,000	(est.)
Mountain View Rehabilitation Hospital	WV	80	70,000
Community Health Systems:
Cleveland Regional Medical Center	TX	104	74,800
Chesterfield General Hospital	SC	59	57,384
Marlboro Park Hospital	SC	102	80,593
Cornerstone Health Care:
Cornerstone Hospital of Houston—Clear Lake	TX	74	84,673
Cornerstone Hospital of Bossier City	LA	102	64,488
Cornerstone Hospital of Southeast Arizona	AZ	34	39,000
Health Management Associates, Inc.:
Poplar Bluff Regional Medical Center	MO	213	151,000
IASIS Healthcare:
Pioneer Valley Hospital	UT	139	239,922
Mountain View:
Mountain View Hospital	ID	24	122,383
Shiloh Health Services:
River West Medical Center	LA	80	78,095	(est.)
Healthtrax Wellness Centers:
Bristol, Connecticut	CT	N/A	52,392
East Providence, Rhode Island	RI	N/A	33,595
Newington, Connecticut	CT	N/A	34,599
Warwick, Rhode Island	RI	N/A	38,888
West Springfield, Massachusetts	MA	N/A	39,414
Enfield, Connecticut	CT	N/A	50,325

The 21 facilities are leased to eight unaffiliated operators under 14 separate net-leases, which will be assumed. The leases have terms expiring between 2009 and 2027, plus renewal options. All of the facilities are subject to cross-defaults, master leases, parent guarantees, or individual guarantees.
The acquisition is subject to customary real estate, regulatory and other closing conditions and we anticipate closing the acquisition in stages, on a property-by-property basis, beginning at the end of the first quarter of 2008 and continuing through the end of the second quarter of 2008. Pursuant to the Agreement, the Company has the option of excluding up to five designated properties from the acquisition if it is not satisfied with its due diligence review with respect to these properties. In addition, more than half of the properties are subject to certain preemptive purchase rights and purchase options held by existing tenants. The notice and option period associated with these rights, which varies from 20 to 60 days, may delay the Company’s acquisition of these properties and, if exercised, would prevent the Company from acquiring the relevant properties.
Pursuant to the Agreement, the Company has made good faith deposits in an aggregate amount of $4 million. If the acquisition is not consummated due to the Company’s material default or breach, the Seller will be entitled to terminate the Agreement and retain the good faith deposit. If the acquisition is not consummated due to the Seller’s material default or breach, the Company will be entitled to either (i) sue for the specific performance by the Seller of the transactions contemplated by the Agreement or (ii) the return of the good faith deposit and reimbursement for certain out-of-pocket costs up to $1 million.
The Company intends to fund the acquisition of the HCP facilities with proceeds from the sales of a combination of common stock and debt securities, the net proceeds from the Company’s previously announced purchase and sale transactions with Vibra Healthcare, LLC, and borrowings under the Company’s existing credit facilities. The Company has also secured commitments from a syndicate of lenders for a senior secured interim loan facility, which is expected to provide up to $300.0 million of any unfunded balance of the purchase price.
The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2008. Other than the Agreement and the transactions described therein and herein, there is no other material relationship between the Company and any of its affiliates and HCP, Inc. and any of its affiliates.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: March 17, 2008